Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Radiant Systems Central Europe, Inc.

Radiant Systems International, Inc.

Estorelink.Com, Inc.

RetailEnterprise, LLC

Radiant Payment Services, LLC

Radiant Systems Asia-Pacific Pty Ltd.

Radiant Systems Retail Solutions Pte Ltd.

Radiant Systems s.r.o.

Radiant Systems Retail Solutions, S.L.

Radiant Systems UK Limited

Radiant Systems International S.e.n.c.

Radiant Systems International 2 S.e.n.c.

RADS International S.a.r.l.

Radiant Systems (Shanghai) Company, Ltd.

RADS Australia Holdings Pty Ltd

Quest Retail Technology Pty Ltd.

Radiant Systems UK (II) Limited

Hospitality EPOS Systems Limited

Radiant Systems GmbH

Orderman GmbH

Orderman Iberica, S.L.

Orderman UK Limited